UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 28, 2023

LFTD PARTNERS INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52520	87-0479286
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

14155 Pine Island Drive, Jacksonville, FL		32224
(Address of principal executive offices)		(Zip Code)

847-915-2446

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01.Entry into a Material Definitive Agreement.

A.Asset Purchase Agreement

On April 28, 2023, Lifted Liquids, Inc. doing business as Lifted Made (“Lifted Made”), a wholly owned subsidiary of LFTD Partners Inc. purchased nearly all of the assets (the “Purchased Assets”) of its hemp flower products supplier Oculus CRS, LLC, Aztec, New Mexico (“Oculus”) for a total purchase price of $368,488 in cash. The Purchased Assets include, but are not limited to, Oculus’ operational equipment, office equipment, raw materials, inventory, cash on hand, accounts receivable, and a contract (the “Machine Purchase Contract”) to purchase, for a total of $309,213 (the “Machine Purchase Price”), a new machine that is ready for delivery, and that when delivered and installed will be used to automate a substantial portion of the manufacturing of the hemp flower products. $99,910 of the Machine Purchase Price had already been paid by Oculus, leaving $209,303 as the remaining portion of the Machine Purchase Price (the “Machine Purchase Final Payment”).

The $368,488 purchase was paid by Lifted Made using cash on hand. At the closing, Oculus applied the entire Purchase Price to pay off all of Oculus’ liabilities as of the closing date (the “Oculus Liabilities”), including the Machine Purchase Final Payment. The only asset of Oculus that was not included in the Purchased Assets was Oculus’ rights as the plaintiff in a pending lawsuit filed by Oculus against a particular customer for an alleged breach of contract.

B.Agreement and Plan of Merger

Simultaneously with Lifted Made’s purchase of the Purchased Assets, Lifted Made executed an Agreement and Plan of Merger (“Merger Agreement”) with Oculus CHS Management Corp. (the “Management Corp.”), pursuant to which the Management Corp. was merged with and into Lifted Made, with Lifted Made being the surviving corporation in the merger (the “Merger”). The only assets of the Management Corp. were multi-year employment contracts with the owners/managers of Oculus, Chase and Hagan Sanchez (the “Employment Agreements”).

The Merger consideration (the “Merger Consideration”) will be paid by Lifted Made to Chase and Hagan Sanchez in two installments.

The first installment of the Merger Consideration was paid by Lifted Made to Chase and Hagan Sanchez at the closing of the Merger, and consisted of 100 shares of unregistered common stock of LIFD.

The second installment of the Merger Consideration will be paid by Lifted Made to Chase and Hagan Sanchez following the first anniversary of the closing of the Merger which will be April 28, 2024. The second installment of the Merger Agreement will be calculated and paid out as follows:

(1) Lifted Made’s CEO Nick Warrender, in consultation with LIFD’s President and CFO William “Jake” Jacobs, will analyze and make a written determination (the “Determination”) of the incremental pre-tax cash flow that Nick Warrender estimates is generating for Lifted Made above and beyond the annual profits that are currently being generated for Lifted Made due to Lifted Made’s current business relationship with Oculus (the “Incremental Pre-Tax Profits”), after taking into account all relevant financial factors including but not limited to the purchase price of the Purchased Assets, the merger consideration, and all items of income, expense and investment directly and indirectly associated with Lifted Made’s hemp flower products division, which Determination will be final and legally binding on all of the parties; and

(2) Within five days following delivery of the Determination, Lifted Made will pay Chase and Hagan Sanchez a second installment of Merger consideration equal to five times the Incremental Pre-Tax Profits, provided that (a) 20% of such second installment of Merger consideration shall be paid in the form of cash, (b) 80% of such second installment of Merger consideration shall be paid in the form of unregistered shares of common stock of LIFD, which unregistered shares of common stock of LIFD shall be valued at $5 per share regardless of whether LIFD’s common stock is then trading at a price that is lower or higher than $5 per share, and (c) such second installment of Merger consideration shall be subject to a minimum value of $1 million dollars and a maximum value of $6 million dollars (with the stock portion of the second installment of Merger consideration being valued at $5 per share under all circumstances.)

As examples, for illustrative purposes only:

(a)If, according to Mr. Warrender’s Determination, the Incremental Pre-Tax Profits of Lifted being generated by the business is $500,000, then the second installment of the Merger Consideration would be calculated as $500,000 X  5 = $2,500,000, of which ($2,500,000 X .2) = $500,000 would be in the form of cash, and the remaining $2,000,000 would be paid in the form of ($2,000,000/$5) = 400,000 newly issued shares of unregistered LIFD Common Stock;

(b)If, according to Mr. Warrender’s Determination, the Incremental Pre-Tax Profits of Lifted being generated by the business is $25,000, then the second installment of the Merger Consideration would be the minimum of $1,000,000, of which ($1,000,000 X .2) = $200,000 would be in the form of cash, and the remaining $800,000 would be paid in the form of ($800,000/$5) = 160,000 newly issued shares of unregistered LIFD Common Stock; and

(c)If, according to Mr. Warrender’s Determination, the Incremental Pre-Tax Profits of Lifted being generated by the business is $2,000,000, then the second installment of the Merger Consideration would be the maximum of $6,000,000, of which ($6,000,000 X .2) = $1,200,000 would be in the form of cash, and the remaining $4,800,000 would be paid in the form of ($4,800,000/$5) = 960,000 newly issued shares of unregistered LIFD Common Stock.

The foregoing description of the terms of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.74.

C.Employment Agreements

Pursuant to the terms of the Merger Agreement, upon the closing of the Merger, all of the Management Corp.’s rights and obligations under the Employment Agreements have been assumed by Lifted Made. Chase and Hagan Sanchez are now the Vice President of Flower and General Manager of Flower of Lifted Made, respectively, and will continue to manage the hemp flower products business in Aztec, NM, which will operate as a hemp flower products division within Lifted Made, reporting to Nick Warrender, Lifted Made’s CEO. Pursuant to Chase Sanchez’s employment agreement, his salary is $150,000 per year. Hagan Sanchez’s salary is $100,000 per year. Both agreements are subject to termination with or without cause, non-solicitation, non-competition and non-disclosure clauses.

The foregoing description of the terms of the Sanchez Employment Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Sanchez Employment Agreements, copies of which are attached hereto as Exhibits 10.75 and 10.76.

In addition to Chase and Hagan Sanchez, a total of 20 other people who previously worked at Oculus have now transitioned to become full-time employees of Lifted Made. Lifted Made has agreed to pay employment bonuses to certain of these new people, in an aggregate amount totaling $50,000, pursuant to written instructions to Lifted Made from Chase and Hagan Sanchez.

D.Lease Agreement – Aztec New Mexico

Pursuant to the terms of the Merger Agreement, upon the closing of the Merger, Lifted Made has assumed Oculus’ lease of office and operational space in Aztec, New Mexico. The leased premises includes a shop building of approximately 4,800 square feet and adjacent fenced parking area located at 16178 US Hwy 550, Aztec, San Juan County, New Mexico. The term of this lease (the “term”) shall be for a period of one (1) year, commencing on the 1st day of December 2022, and continuing in force until the 30th day of November, 2023, unless terminated earlier as provided in this lease. The lease payments are $3,850 per month. All monthly payments are due and payable in advance on the first day of each month. The lessee is also required to pay taxes, insurance and certain maintenance costs of the leased premises.

The foregoing description of the terms of the Assignment and Assumption of Lease and Landlord Consent and Lease Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Assignment and Assumption of Lease and Landlord Consent and Lease Agreement, copies of which are attached hereto as Exhibit 10.77.

Section 2 - Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion contained in “Item 1.01 Entry into a Material Definitive Agreement” “D.Lease Agreement – Aztec New Mexico” of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sale of Equity Securities.

This information in Item 1.01 above is incorporated into this Item 3.02 by reference. The Company relied on the exemption from registration contained in Section 4(2) of the Securities Act for the issuance of the shares of Common Stock issuable pursuant to the Merger Agreement.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.74	Agreement and Plan of Merger - Oculus CHS Management Corp.
Exhibit 10.75	Hagan Sanchez Employment Agreement
Exhibit 10.76	Chase Sanchez Employment Agreement
Exhibit 10.77	Assignment and Assumption of Lease and Landlord Consent and Lease Agreement – Aztec New Mexico
Exhibit 99.1	Press Release Dated May 2, 2023

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

LFTD PARTNERS INC..

/s/ Gerard M. Jacobs
Gerard M. Jacobs
Chief Executive Officer

Dated: May 1, 2023